Exhibit 10.1

AGREEMENT AND GENERAL RELEASE

Colt Defense LLC (“Colt”), its parent, affiliates, subsidiaries, divisions, successors and assigns in such capacity, and the current, and former shareholders, employees, officers, directors, trustees, insurers, attorneys and agents thereof (collectively referred to throughout this Agreement as “Employer”), and Gerald R. Dinkel, and his heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement as “Executive”) agree:

1.                                      Last Day of Employment.  Executive’s last day of employment with Employer is August 20, 2013.  In addition, effective as of August 20, 2013, Executive resigns from the Executive’s positions as President of Colt and will not be eligible for any additional benefits or compensation after August 20, 2013, other than as specifically provided in Section 5 of the Employment Agreement between Employer and Executive effective as of October 4, 2010 (the “Employment Agreement”) and in Section 2 below.

2.                                      Consideration.

a.                                      The parties acknowledge that this Agreement and General Release is being executed in accordance with Section 5 of the Employment Agreement in exchange for the consideration set forth therein.

b.                                      Executive and Employer agree that, pursuant to Executive’s employment under the Employment Agreement, Executive is vested in 2,087.10 options to purchase non-voting Class B Common Units of Colt, and that Executive has no additional rights under the Employment Agreement or otherwise to any additional options, Units, or any further vesting of options or Units.  In exchange for Executive’s agreement that he will not exercise the options before, and that the options will be cancelled upon, the day on which this Agreement becomes effective, pursuant to Section 5 hereof (the “Effective Date”), Employer will pay Executive $100,000, within ten days of the Effective Date, and amend the following sentence set forth in Section 5 of the Employment Agreement to delete the following sentence of such Section:

“The Severance Benefits shall be made up of (i) a lump sum payment equal to one-twelfth of Executive’s then current Base Salary on the 30th day following such employment termination, and (ii) continued payments, made in accordance with Colt’s schedule for the payment of its employee’s salaries, of Base Salary for eleven months.  For avoidance of doubt, the total amount of Severance Benefits under this Section 5 shall equal one year of Base Salary at the amount in effect upon employment termination.”

and in lieu thereof the following sentence shall be inserted:

“The Severance Benefits shall be made up of (i) a lump sum payment equal to one-twelfth of Executive’s then current Base Salary on the 30th day following such employment termination, and (ii) continued payments, made in accordance with Colt’s schedule for the payment of its employee’s salaries, of Base Salary for 17 months.  For the avoidance of doubt, the total amount of Severance Benefits under this Section 5 shall equal 18 months of Base Salary at the amount in effect upon employment termination.”

c.                                       Employer will continue to make the lease payments for the vehicle Employer currently provides Executive under that certain lease between Colt and The Motorlease Corporation, dated as of December 1, 2010, through December 31, 2013.  Executive will return the vehicle to Employer or its designee on or before December 30, 2013 or assume the lease payments at that time subject to obtaining any consents required under such lease and a full release of Colt from any liability under such lease in form and substance satisfactory to Colt in its sole discretion.

d.                                      Employer will continue to make the lease and utility payments with respect to the apartment Employer currently provides Executive under that certain Lease for 85 Memorial Road, Unit 214, West Hartford, CT 06107, dated December 5, 2010, (or in connection therewith) through December 31, 2013.  Executive will vacate the apartment on or before December 31, 2013 or will assume the lease obligation himself as of January 1, 2014 subject to obtaining any consents required under such lease and a full release of Colt from any liability under such lease in form and substance satisfactory to Colt in its sole discretion.

e.                                       Employer will reimburse Executive for his first six months of COBRA benefits upon Executive’s presentation of receipts therefor.

3.                                      Continuing Role.  Subject to the Limited Liability Company Agreement, Executive will continue to serve on Colt’s Governing Board after August 20, 2013.  Executive specifically acknowledges that (i) no commitment has been made regarding the length of time that his service on the Governing Board will continue and (ii) he may be removed at any time without cause in accordance with the Limited Liability Company Agreement.  Other than that role, after August 20, 2013, the Executive will not represent himself as being an employee, officer, trustee, agent or representative of Employer for any purpose.  In addition, other than the role as a member Colt’s Governing Board, effective as of August 20, 2013, Executive resigns from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, Employer or any benefit plans of Employer.  These resignations will become irrevocable as set forth in Section 5 below.

4.                                      Non-Disparagement.  During and after the completion of Executive’s services as a member of Colt’s Governing Board, neither Colt nor Executive will do or say anything that is, or would reasonably be expected to be viewed as, disparaging each other’s decisions, ethics, business competence or conduct, nor will Executive bring any publicity to any of Employer’s current or past business dealings.  Nothing in this Agreement and General Release will affect any party’s ability to respond truthfully to a lawfully-issued subpoena or government inquiry. Executive will be entitled to review and approve the Form 8-K and any accompanying press release issued by Employer in connection with the termination of Executive’s employment as such disclosure relates to such termination.

5.                                      Revocation.  Executive may revoke this Agreement and General Release for a period of seven calendar days following the day Executive executes this Agreement and General Release.  Any revocation within this period must be submitted, in writing, to Employer and state, “I hereby revoke my acceptance of our Agreement and General Release.”  The revocation must be personally delivered to Employer’s Chief Legal Officer, or his/her designee, or mailed to Colt Defense LLC, c/o Chief Legal Officer, Colt Defense LLC, 547 New Park Ave., West Hartford, CT 06110 and postmarked within seven calendar days of execution of this Agreement and General Release.  This Agreement and General Release shall not become effective or enforceable until the revocation period has expired.  If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Hartford, Connecticut, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

6.                                      General Release of Claims.  Subject to the full satisfaction by Employer of its obligations under the Employment Agreement, Executive knowingly and voluntarily releases and forever discharges Employer from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known and unknown, against Employer, Executive has, has ever had or may have as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

•                                          Title VII of the Civil Rights Act of 1964, as amended;

•                                          The Civil Rights Act of 1991;

•                                          Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•                                          The Employee Retirement Income Security Act of 1974, as amended;

•                                          The Immigration Reform and Control Act, as amended;

•                                          The Americans with Disabilities Act of 1990, as amended;

•                                          The Age Discrimination in Employment Act of 1967, as amended;

•                                          The Older Workers Benefit Protection Act of 1990;

•                                          The Worker Adjustment and Retraining Notification Act, as amended;

•                                          The Occupational Safety and Health Act, as amended;

•                                          The Family and Medical Leave Act of 1993;

•                                          Any wage payment and collection, equal pay and other similar laws, acts and statutes of the State of Connecticut;

•                                          Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

•                                          Any public policy, contract, tort, or common law obligation; or

•                                          Any obligation to pay costs, fees, or other expenses, including attorneys fees.

Except as otherwise provided herein, this Agreement and General Release do not affect: (i) Executive’s rights to accrued vested benefits under any other employee benefit plan, policy, payroll practice, or arrangement maintained by Employer or under COBRA; or (ii) any rights to defense or indemnification provided for under Section 14 of the Employment Agreement.

7.                                      No Claims Permitted.  Executive waives Executive’s right to file any charge or complaint against Employer arising out of Executive’s employment with or separation from Employer before any federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law.  In the event Executive brings a claim the waiver of which is not prohibited by law, Executive will not (and hereby waives the right to) seek or accept any compensation for such claims.

8.                                      Affirmations.  Executive affirms Executive has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against Employer in any forum.  Executive further affirms that the Executive has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive. Executive also affirms Executive has no known workplace injuries.

9.                                      Governing Law and Interpretation.  This Agreement and General Release shall be governed and conformed in accordance with the laws of the State of Connecticut without regard to its conflict of laws provisions.  In the event Executive or Employer breaches any provision of this Agreement and General Release, Executive and Employer affirm either may institute an action to specifically enforce any term or terms of this Agreement and General Release.  Should any provision of this Agreement and General Release be declared illegal or unenforceable and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect.  Nothing herein, however, shall operate to void or nullify any general release language contained in the Agreement and General Release.

10.                               Arbitration.  Any and all disputes, controversies or claims arising out of or relating to Executive’s employment by Employer, or the termination of that employment or Executive’s post-employment obligations shall be finally resolved by arbitration administered by the American Arbitration Association (the “AAA”), although in the case of Executive’s post-employment restrictions, Colt may seek a temporary restraining order and/or injunctive relief in court pending arbitration or an arbitration award.  Either party may initiate arbitration by written notice to the other. The arbitration shall be conducted in accordance with the AAA rules governing the resolution of employment disputes in effect at the time of the arbitration (including, without limitation, rules applicable to the selection of the arbitrator).  The place of arbitration shall be Hartford, Connecticut.  The arbitration shall commence within thirty days after the appointment of the arbitrator; the arbitration shall be completed within sixty days of commencement; and the arbitrator’s award shall be made within thirty days following such completion.  The parties may agree to extend those time limits.  The arbitrator will render an award and a written opinion in support thereof.  Such award shall include the costs related to the arbitration and reasonable attorneys’ fees and expenses to the prevailing party or otherwise, as determined by the arbitrator.  The parties keep all aspects of the arbitration confidential, except as necessary to enforce any award, or to respond to a lawfully issued subpoena or other governmental inquiry.

11.                               No Admission of Wrongdoing.  Executive agrees neither this Agreement and General Release nor the furnishing of the consideration for this Agreement and General Release shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

12.                               Amendment.  This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

13.                               Entire Agreement.  This Agreement and General Release sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties regarding the subject matter hereof; provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Employment Agreement which are intended to survive termination of the Employment Agreement, including, but not limited to, those contained in Paragraphs 5, 7 and 14 thereof and Exhibit B thereto, shall survive and continue in full force and effect.  For the avoidance of doubt, Executive acknowledges Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept this Agreement and General Release.

EXECUTIVE HAS BEEN ADVISED THAT EXECUTIVE HAS UP TO TWENTY-ONE CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

EXECUTIVE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE EMPLOYMENT AGREEMENT, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST EMPLOYER.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

COLT DEFENSE LLC

By:	/s/ Daniel Standen

Name: Daniel Standen
Title: Chairman
Date: August 20, 2013

GERALD R. DINKEL

/s/ Gerald R. Dinkel
Date: August 20, 2013